viggle

3 million

Vigglers strong!

Number of check-ins:

250,000,000

Average time spent in app:

68 min 40 sec

Total rewards redeemed:

1,824,043

Number of monthly active users:

838,189

viggle

Viggle is a FREE app available on the App Store or Google Play that makes TV more rewarding. Enhance your TV watching experience by playing along with Viggle LIVE real-time trivia and MyGuy the first ever real-time fantasy sports game. Chat about your favorite shows with fellow fans through Viggle Chatter features. Get points for real rewards from brands like Best Buy, Papa John's, Fandango, Starbucks and many more.

With the exception of monthly active users, numbers in this infographic are through June 10, 2013. The 3 million registered users number represents the net number of users who have registered for our app, less deactivated accounts. Monthly active users are computed by determining those users that have logged into the Viggle app at any time during the month of May, 2013.

www.viggle.com